For Release:  May 22, 1996

Contact:  Diane Ramsey, IES Industries Inc.
          (319) 398-7288

          Terry Harrmann, Interstate Power Co.
          (319) 557-2215

          Linda Brei, WPL Holdings, Inc.
          (608) 252-3081


               MERGER PARTNERS ANNOUNCE STOCK RATIO CHANGE

     CEDAR RAPIDS, IOWA -- IES Industries Inc. (IES), Interstate Power Company (IPC) and WPL Holdings, Inc. (WPLH) today announced they have entered into an amendment to the merger agreement that the three companies originally signed on November 10, 1995. This change has been made to recognize additional value of an investment within IES's diversified business. As a result of the amendment, holders of IES common stock may receive 1.01 shares of WPLH common stock for each share of IES common stock they own on the effective date of the merger. This exchange ratio would be in lieu of the exchange ratio of .98 shares of WPLH common stock for each IES share that was called for by the original agreement. Under the merger agreement as amended, the share exchange ratio applicable to holders of IPC common stock remains unchanged as does the fact that shares of WPLH common stock will remain unchanged and outstanding as a result of the merger.

                                 -more-

MERGER PARTNERS ANNOUNCE STOCK RATIO CHANGE - PAGE TWO

     The change in the IES share exchange ratio is being made to recognize the potential additional value associated with IES Industries' investment in McLeod Inc., a telecommunications service provider based in Cedar Rapids, Iowa. IES presently owns approximately 8.4 million shares and has options to purchase an additional 1.2 million shares. IES's fully diluted ownership represents approximately 30% of McLeod.
     McLeod has announced its intention to make a public offering of its Class A Common Stock. In a filing made on May 15, 1996, with the Securities and Exchange Commission, McLeod indicated it expects the initial public offering price of its shares would be between $16.00 and $18.00 per share. "The investment in McLeod further demonstrates the success of our diversified efforts at IES and the continued increased return to our shareholders," states Lee Liu, chairman, president and chief executive officer of IES.
     The increase in the IES exchange ratio is contingent upon a public offering of McLeod common stock, among other contingencies, at a price of at least $13.00 per share. Should a public offering of McLeod stock not take place prior to the closing date of the merger or if the offering is priced at less than $13.00 per share, the IES share exchange ratio will remain at .98.

                                 -more-

MERGER PARTNERS ANNOUNCE STOCK RATIO CHANGE - PAGE THREE

     Lee Liu, Erroll B. Davis, Jr., president and chief executive officer of WPL Holdings, Inc. and Wayne H. Stoppelmoor, chairman, president and chief executive officer of Interstate Power Company, jointly stated that the change in the merger agreement is an appropriate adjustment in light of the developments associated with McLeod, Inc.
"We continue to believe that the combination of these three companies will create significant long term benefits for our customers, shareowners and employees," state the three CEOs.
     Shareowner meetings to approve the merger will be scheduled by the three companies for later this summer. Proxy materials will be distributed to shareowners following review of the materials by the Securities and Exchange Commission.